Media Contact: Bryan McPhee ph: (410) 652-1159	IR Contact: Rob Schatz ph: (212) 370-4500
Or bkmcphee@newgenerationbiofuels.com	Rob@wolfeaxelrod.com

NEW GENERATION BIOFUELS REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

Columbia, Maryland – May 17, 2010 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (“NGBF” or the “Company”) today announced its financial results for the quarter ended March 31, 2010.

New Generation Biofuels reported a net loss of $2.9 million for the quarter ending March, 31, 2010 on revenues of $6,477 versus a net loss of $2.4 million with no revenues for the comparable quarter in 2009.  The net loss for both periods reflect operating costs, as well as significant non-cash charges relating to stock based compensation, stock options and warrants issued for services and amortization charges relating to our technology license.

Net cash used in operating activities was $1.3 million for the three months ended March 31, 2010, down $0.1 million from $1.4 million used in last year’s comparable period.  As of March 31, 2010 the Company had cash on hand of approximately $0.24 million, and will need to complete another financing during the second quarter.

First Quarter Highlights and Accomplishments

•
In March 2010, we received the permit to construct approval from the State of Maryland to expand our Baltimore facility to 25 million gallons. Our current plans are to invest in capacity expansion based on resources and market demands.

•
On March 12, 2010, we executed a non-binding Memorandum of Understanding, or MOU, with Regent Trend Investment Ltd (soon to be re-named Milestone Biofuels Limited, or Milestone), a potential strategic partner from China, under which Milestone would invest $20 million in our equity securities and we would collaborate with Milestone to form a joint venture to develop and operate biofuel production plants in the continental United States with a total aggregate plant capacity of 250 million gallons per year. Milestone would fund all of the capital requirements for the joint venture, and we would provide the technology and operate the plants.  We would earn a minimum royalty on all sales from the joint venture and would share in a percentage of profits above the minimum royalty. The MOU remains subject to a due diligence period of up to 75 days and negotiation, execution and delivery of definitive agreements acceptable to both parties and approved by their respective boards of directors. The investment also may be subject to shareholder approval under the NASDAQ listing rules. There is no assurance that definitive agreements will be signed or that the transaction will close.

•
In February 2010, we entered into an agreement with Ferdinando Petrucci, the inventor of our proprietary technology, to issue 1,100,000 shares of common stock and $120,000 in cash in lieu of the $1 million license payment payable in two equal installments in February and March 2010 to help conserve cash and strengthen our liquidity.

•	In February 2010, we closed a private placement of 1,890,858 shares of common stock and warrants to purchase 1,890,858 shares of common stock for total gross proceeds of approximately $1.3 million.
•
In January 2010, Baltimore City Schools named us in their annual heating fuel request for proposal. This request for proposal by the Baltimore City Schools is in conjunction with a proposed 1 year contract with the City of Baltimore. We previously completed a successful test program with the City of Baltimore and reached an agreement to proceed with a longer contract to include the Baltimore City Schools.

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Recent Developments

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On May 12, 2010, we issued a termination notice to Fenix Energy to terminate our biofuel contract with them as a result of Fenix’s failure to post the mandatory letter of credit equal to one month’s projected sales that we requested in March 2010. The termination is effective July 11, 2010, although Fenix has a 30 day cure period.  At this point, we have no reason to believe that Fenix will meet the requirement for the letter of credit or purchase any of our biofuel and have removed the contract from our production plans. We are continuing to work to advance several potential customers in our pipeline from negotiation to executed contracts.  We believe that we will be able to offset the volume lost from the Fenix termination with some delay relative to when product might have been shipped under the Fenix contract, although there can be no assurance that we will be able to do so.

•
On May 7, 2010, the Company’s board of directors appointed John E. Mack, our current audit committee chairman, as non-executive Chairman of the Board, appointed David H. Goebel, Jr.,our Chief Operating Officer, as a director, accepted the resignation of Lee S. Rosen as Chairman and as director and approved and executed a separation agreement with Mr. Rosen.

•
On April 30, 2010, the Company completed a private placement of 90-day secured convertible notes and warrants, raising $700,000 in gross proceeds and $630,000 in net proceeds, after deducting finders’ fees.   This additional cash infusion will cover our second quarter expenses, but before the end of the second quarter we will be looking for additional capital.

CEO Comments

“To date, 2010 has been a period of transition for New Generation.  With changes in the composition of our board and management team we are continuing our evolution as a technology based, commercially focused company.  We are excited about the opportunities presented by the prospective strategic partner from China.  Beyond the equity infusion, the collaborative aspects of the memorandum of understanding reached with Milestone Biofuels Limited, via the contemplated joint venture, would significantly increase our production capacity and market presence.  While we remain in the diligence period, and thus far are pleased with how it is going, we are continuing our efforts in expanding our distribution base.  We also are working to finalize several new sales contracts in the near future and to make additional progress within the utility industry,” said Cary J. Claiborne, President and Chief Executive Officer of New Generation Biofuels Holdings, Inc. “On the technical side we are also continuing to work on optimizing our production process and expand the number of feedstocks that can be used to produce our fuels. I am also pleased that we managed to lower our year over year cash burn in the first quarter despite carrying the full quarters cost of our plant and increases in legal expenses resulting from a number of business activities.”

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels is a renewable fuels provider. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and in subsequent filings with the Securities and Exchange Commission.

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NEW GENERATION BIOFUELS HOLDINGS, INC.
Consolidated Balance Sheets

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$239,660	$567,647
Restricted cash	14,700	-
Accounts receivable	23,108	63,900
Other receivables	41,406	41,406
Inventory	11,708	11,708
Prepaid expenses and other current assets	118,950	237,635
Total current assets	449,532	922,296

Property and equipment - net	1,113,278	1,120,911
Other assets	343,525	346,073
License agreement	5,496,871	5,650,988
TOTAL ASSETS	$7,403,206	$8,040,268

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
Accounts payable and accrued expenses	$2,352,150	$1,472,519
Loan payable	50,000	50,000
License agreement payable, current portion
(net of unamortized discount of $359,961 and $375,467)	640,039	624,533
Accrued dividend on preferred stock	1,226,695	1,078,003
Common stock warrant liability and antidilution obligation	85,319	110,874
Total current liabilities	4,354,203	3,335,929

License agreement payable
(net of unamortized discount of $535,796 and $622,274)	2,464,204	3,377,726
Deferred rent	304,273	324,409
Total liabilities	7,122,680	7,038,064

Stockholders' equity:
Preferred stock; $0.001 par value; 9,450,000 shares authorized; no shares issued and outstanding at March 31, 2010 and December 31, 2009	-	-

Series A Cumulative Convertible Preferred Stock: $0.001 par value; $100 stated value, 300,000 shares authorized, 18,400 shares issued and outstanding as of March 31, 2010 and December 31, 2009; aggregate liquidation preference of $2,309,008	710,970	710,970

Series B Cumulative Convertible Preferred Stock: $0.001 par value; $100 stated value, 250,000 shares authorized, 45,785 shares issued and outstanding as of March 31, 2010 and December 31, 2009; aggregate liquidation preference of $5,336,247	3,094,872	3,094,872

Common stock, $0.001 par value, 100,000,000 shares authorized; 35,773,286 and 31,711,578 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	35,774	31,712

Additional paid-in-capital	49,957,333	47,593,489

Accumulated deficit	(53,518,423)	(50,428,839)
Total stockholders' equity	280,526	1,002,204
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,403,206	$8,040,268

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NEW GENERATION BIOFUELS HOLDINGS, INC.
Consolidated Statements of Operations
.(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31,	March 31,
	2010	2009
Revenues:
Product	$6,477	$-
Total revenue	6,477	-
Operating expenses:
Cost of product revenue (including depreciation and amortization of $179,453 and $160,853 respectively)	580,948	208,655
Research and development expenses	80,858	194,266
General and administrative expenses	2,344,998	1,894,599
Total operating expenses	3,006,804	2,297,520

Loss from operations	(3,000,327)	(2,297,520)

Interest income	314	719
Interest expense	(101,985)	(109,084)
Gain on debt extinguishment	154,000	241,500
Gain (loss) on net change in fair value of derivative liabilities	7,106	(205,609)

Net loss	(2,940,892)	(2,369,994)

Dividends to preferred stockholders	(148,692)	(4,211,804)

Net loss attributable to common stockholders	$(3,089,584)	$(6,581,798)

Basic and diluted net loss per share	$(0.09)	$(0.31)

Weighted average number of shares outstanding	33,614,160	20,900,675

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NEW GENERATION BIOFUELS HOLDINGS, INC.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,940,892)	$(2,369,994)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	28,371	11,859
Amortization of license agreement	154,117	155,392
Amortization of discount	101,984	109,084
Compensation expense associated with stock options and restricted stock to employees	483,751	432,682
Stock options issued to non-employees for services	3,318	100,154
(Gain) loss on change in fair value of warrant liability	(7,106)	205,609
Gain on extinguishment of debt	(154,000)	(241,500)
Amortization of prepaid consulting fee	64,539	-
Changes in operating assets and liabilities:
Accounts receivable	40,792	22,943
Prepaid expenses and other current assets	54,146	(1,328)
Other assets	(1,104)	34,089
Accounts payable and accrued expenses	879,631	175,915
Deferred rent	(20,136)
Net cash used in operating activities	(1,312,589)	(1,365,095)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in restricted cash	(14,700)	-
Purchase of property and equipment	(13,198)	(440,549)
Payment for patents	(3,888)	(67,869)
Net cash used in investing activities	(31,786)	(508,418)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for license agreement payable	(120,000)	-
Proceeds from issuance of common stock, net	1,136,388	2,997,655
Net cash provided by financing activities	1,016,388	2,997,655
Net (decrease) increase in cash and cash equivalents	(327,987)	1,124,142
Cash and cash equivalents - beginning of period	567,647	1,476,246
Cash and cash equivalents - end of period	$239,660	$2,600,388

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